SUBSCRIPTION, SUBORDINATION AND REGISTRATION RIGHTS AGREEMENT

Chyron Corporation
5 Hub Drive
Melville, NY 11747
Attn: Chief Executive Officer

Gentlemen:

The undersigned (the "Purchaser" or "Holder") hereby tenders this subscription for the purchase of $ ____________ (the "Purchase Amount") of 12% Senior Subordinated Convertible Notes due December 31, 2003 (the "Senior Notes") of Chyron Corporation, a New York corporation (the "Company"). Purchaser shall have the right at any time to convert the Senior Notes into shares of Common Stock of the Company at a conversion price equal to $0.35. The Closing Date refers to the date in which the Company closes on an aggregate of United States dollars two million (US$2,000,000) of Senior Notes. The Company, at its option, can accept up to $3,000,000 in this offering. A form of Senior Note is incorporated as Appendix IV to the Term Sheet dated 11th October, 2001 (as amended, the "Term Sheet"). A check or other form of payment payable to "Akin, Gump, Strauss, Hauer & Feld, L.L.P., as Escrow Agent" for the Purchase Amount is also delivered herewith pursuant to the terms and conditions of this Subscription, Subordination and Registration Rights Agreement (the "Agreement"). By execution hereof, the Purchaser acknowledges that the Company is relying upon the accuracy and completeness of the representations contained herein in complying with its obligations under applicable securities laws.

1. Representations of Purchaser. The Purchaser acknowledges, represents and warrants to the Company as follows:

1.1 That Purchaser alone or with the assistance of its own financial, tax, accounting or legal advisors ("Purchaser Representative"), has such knowledge and experience in financial and business matters that the Purchaser is capable of evaluating the merits and risks of an investment in the Senior Notes, has the capacity to protect Purchaser's own interests in connection with an investment in the Senior Notes and has the net worth to undertake such risks. If Purchaser has employed a Purchaser Representative in connection with the evaluation of a purchase of the Senior Notes, Purchaser has set forth below the name, address, and occupation of the Purchaser Representative. The decision of Purchaser to purchase the Senior Notes hereunder has been made by such Purchaser independently of any other person and independently of any statements, disclosures or judgments as to the properties, business, prospects or condition (financial or otherwise) of the Company which may have been made or given by any other person.

1.2 That Purchaser has received and had the opportunity to review the Term Sheet, and has been given full and complete access to information regarding the Company and has utilized such access to Purchaser's satisfaction for the purpose of obtaining such information regarding the Company, as Purchaser has reasonably requested and, particularly, Purchaser has been given reasonable opportunity to ask questions of, and receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Senior Notes and to obtain any additional information, to the extent reasonably available.

1.3 That Purchaser recognizes that an investment in the Company involves a high degree of risk, including, but not limited to, those risks described in the Term Sheet in the Section entitled "Risk Factors."

1.4 That Purchaser realizes that (A) the purchase of the Senior Notes is a long-term investment (B) the purchaser of the Senior Notes must bear the economic risk of investment for an indefinite period of time because the Senior Notes and the shares of Common Stock issuable upon conversion of the Senior Notes (the "Common Stock") have not been registered under the Securities Act of 1933, as amended (the "Securities Act") or under the securities laws of any other jurisdiction and, therefore, the Senior Notes cannot be resold unless they are subsequently registered under said laws or exemptions from the registration requirements of such laws are available and Purchaser can and will bear the economic risks of Purchaser's investment in the Senior Notes and acknowledges that Purchaser is able to hold the Senior Notes indefinitely and is able to sustain a complete loss if the Senior Notes become worthless, and (C) that the transferability of the Senior Notes is restricted and that a legend will be placed on any certificate representing the Senior Notes substantially to the following effect:

The Senior Notes and the underlying Common Stock represented by this Certificate have not been registered under the Securities Act of 1933, as amended (the "Securities Act"). The Senior Notes and the underlying Common Stock have been acquired for investment and may not be offered, sold, transferred, assigned or otherwise disposed of in the absence of a current and effective registration statement under the Securities Act with respect to such Senior Notes and the underlying Common Stock, or an opinion of counsel, reasonably acceptable to the Company, to the effect that registration is not required under the Securities Act.

1.5 There have been no general or public solicitations or advertisements or other broadly disseminated disclosures (including, without limitation, any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or advertising) by or on behalf of the Company regarding an investment in the Senior Notes.

1.6 Purchaser has no contract, undertaking, agreement or arrangement with any shareholder of the Company to sell, transfer or pledge the Senior Notes (or any part thereof) which such Purchaser has purchased hereunder. The Purchaser has no present plans or intentions to enter into any such contract, undertaking, agreement or arrangement.

1.7 Purchaser acknowledges that the Senior Notes being sold must be held indefinitely unless they are subsequently registered under the Securities Act or a transfer is made pursuant to an exemption from such registration under applicable federal and state securities laws.

1.8 Purchaser is a bona fide resident of, is domiciled in and received the offer and made the decision to invest in the Senior Notes in the jurisdiction set forth on the signature page hereof, and the Senior Notes are being purchased by Purchaser in Purchaser's name solely for Purchaser's own beneficial interest and not as nominee for, or on behalf of, or for the beneficial interest of, or with the intention to transfer to, any other person, trust, organization or entity.

1.9 Purchaser, if a citizen of the United Kingdom, acknowledges that the Senior Notes will not be offered or sold to persons in the United Kingdom by means of any document other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their business or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Shares Regulations 1995, as amended by the Public Offers of Shares (Amendment) Regulations 1999.

1.10 Purchaser comes within at least one category marked below and has marked the appropriate category, and Purchaser has truthfully set forth the factual basis or reason the undersigned comes within that category. All information in response to this paragraph will be kept strictly confidential, except to the extent that the Company is obligated to disclose such information under applicable law. Purchaser agrees to furnish any additional information which the Company deems necessary in order to verify the answers set forth below.

1.11 Purchaser understands that the name and address of such Purchaser as provided to Nash Fitzwilliams Ltd ("NFL") will need to be disclosed by NFL to the Company and will subsequently be held and processed by the Company in accordance with this Paragraph 1.11. To the extent such Purchaser is a resident of the European Community, each Purchaser hereby consents to such disclosure and processing in accordance with the Data Protection Act of 1998 of the United Kingdom of England and Wales: (A) in connection with (i) its purchase of Senior Notes; (ii) the issuance of a certificate representing the Senior Notes in the name of such Purchaser and (iii) the Company's obligation to deliver to such Purchaser any notices and other communications that may be required by the terms of this Agreement or otherwise; (B) as may be required by law or other regulatory body.

Category I: ____	Purchaser is an individual (not a partnership, corporation, etc.) whose individual net worth, or joint net worth with Purchaser's spouse, presently exceeds $1,000,000.

In calculating the net worth, the undersigned may include equity in personal property and real estate, including Purchaser's principal residence, cash, short-term investments, stocks and securities. Equity in personal property and real estate should be based on the fair market value of such property less debt secured by such property.

Category II: ____

Purchaser is an individual (not a partnership, corporation, etc.) who had an individual income in excess of $200,000 in 1999 and 2000, or a joint income with Purchaser's spouse in excess of $300,000 in 1999 and 2000, and has a reasonable expectation of reaching the same income level in 2001.

Category III: ____

Purchaser is a bank as defined in Section 3(a)(2) of the Securities Act or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity; a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934 (the "Exchange Act"); an insurance company as defined in Section 2(13) of the Securities Act; an investment company registered under the Investment Company Act of 1940, or a business development company as defined in Section 2(a)(48) of that Act; Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000; an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by the plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment advisor, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors.

(describe entity)
Category IV: ____	Purchaser is a private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940.
(describe entity)
Category V: ____

Purchaser is an organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the Senior Notes, with total assets in excess of $5,000,000.

(describe entity)
Category VI: ____	Purchaser is a director or executive officer of the Company.
Category VII: ____

Purchaser is a trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Senior Notes offered, whose purchase is directed by a "sophisticated person" as described in Section 230.506(b)(2)(ii) of the Securities Act.

Category VIII: ____	Purchaser is an entity in which all of the equity owners are accredited investors as defined in Section 230.501(a) of the Securities Act.

1.12 Purchaser, if other than an individual, makes the following additional representations:

(a) Purchaser was not organized for the specific purpose of acquiring the Senior Notes; and

(b) This Agreement has been duly authorized by all necessary action on the part of Purchaser, has been duly executed by an authorized representative of Purchaser, and is the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

2. Representations of Company

2.1 The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York. The Company has all requisite corporate power and authority to carry on its business as now conducted and to enter into this Agreement.

2.2 This Agreement has been duly authorized by all necessary action on the part of the Company, has been duly executed by an authorized representative of the Company, and is the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

2.3 The Company has performed in all material respects all obligations required to be performed by it under all material contracts, agreements or commitments and is not in breach of or default under any of such contracts, agreements or commitments, except any such breach or default which would not be reasonably expected to result in a material adverse effect on the Company, its business, condition (financial or otherwise), business affairs or business prospects.

2.4 The Company has not commenced a voluntary case or proceeding under any bankruptcy law or consented to the entry of a judgment, decree or order for relief against it in an involuntary case or proceeding under any bankruptcy law and has no present intention of doing so.

2.5 The Common Stock issuable upon conversion of the Senior Notes has been duly authorized and reserved for issuance on conversion of the Senior Notes and, when issued on proper conversion, will be duly authorized and validly issued, fully paid and nonassessable, and the issuance of such shares will not be subject to any pre-emptive or similar right and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable securities laws.

3. Registration Rights

3.1 Registration Statement. The Company represents and warrants that it will file a registration statement with the United States Securities and Exchange Commission (the "SEC"), relating to the Common Stock to be issued upon conversion of the Senior Notes (all such shares of Common Stock, the "Registrable Securities"), no later than April 15, 2002. In addition, the Company further represents and warrants that it will:

(a) use its best efforts to prepare and file with the SEC a registration statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and to have such registration statement declared effective by the SEC in a timely manner; provided, however, that the Company shall notify each Holder of Registrable Securities and the managing underwriter, if any, of any stop order issued or threatened by the SEC and take all action required to prevent the entry of such stop order or its removal, if entered;

(b) maintain the effectiveness of the registration statement until the lesser of (x) a period of at least two years from the initial effective date and (y) when all Registrable Securities have been sold thereunder;

(c) Amendments and Supplements: Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to keep such Registration Statement effective for the lesser of (x) two years and (y) such shorter period which will terminate when all Registrable Securities covered by such registration statement have been sold, and to comply with the provisions of the Securities Act or the requirements of the SEC with respect to the disposition of all securities covered by such registration statement in accordance with the intended methods of disposition by the Holders thereof as set forth in such registration statement;

(d) Prospectuses: Furnish to the Holder and managing underwriter, if any, at least one copy of the registration statement and any post-effective amendment thereto, including financial statements and schedules, and thereafter such number of copies of such Registration Statement, each supplement and amendment thereto, and a prospectus, including a preliminary prospectus in conformity with the requirements of the Securities Act, and such other documents as the Holder and managing underwriter, if any, may reasonably request in order to facilitate the disposition of the Registrable Securities owned by the Holder that are included in such registration;

(e) Blue Sky: Use its best efforts to register and qualify such Registrable Securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holder or until all of such Registrable Securities are sold, whichever is shortest, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(f) Notification: Notify each Holder of Registrable Securities and the managing underwriters, if any (A) when the prospectus or any prospectus supplement or post-effective amendment has been filed, and, with respect to the registration statement or any post-effective amendment, when the same has become effective, (B) of any request by the SEC for amendments or supplements to the registration statement or the prospectus for additional information, (C) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (D) at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such registration statement contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and the Company shall promptly prepare a supplement or amendment to such prospectus and furnish to each Holder of Registrable Securities a reasonable number of copies of such supplement to or an amendment of such prospectus as may be necessary so that, after delivery to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and

(g) Opinion and Comfort Letter: Furnish, at the Holder's request, on the date the registration statement with respect to such Registrable Securities becomes effective or on the date such securities are delivered to the underwriters, if any, for sale pursuant to such registration:

(A) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders whose shares of Common Stock are being registered, addressed to the underwriters, if any, and to the Holders covering such legal matters with respect to the registration in respect of which such legal opinion is being given; and

(B) a "comfort" letter dated as of such date and updates thereof, from the independent certified public accountants of the Company (and if necessary, from the independent certified public accountants of any subsidiary of the Company or of any business acquired by the Company for which financial statements and financial data are, or are required to be, included in the registration statement), in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders whose shares of Common Stock are being registered, addressed to the underwriters, if any, and to the Holders whose shares of Common Stock are being registered covering such matters of the type customarily covered by such "comfort" letters.

3.2 Expenses. The Company shall pay all expenses arising from or incident to its performance of, or compliance with, this Agreement, including, without limitation, (i) SEC, stock exchange and NASD registration and filing fees, (ii) all fees and expenses incurred in complying with securities or "blue sky" laws (including reasonable fees, charges and disbursements of counsel to any underwriter incurred in connection with "blue sky" qualifications of the Registrable Securities as may be set forth in any underwriting agreement), (iii) all printing, messenger and delivery expenses, (iv) fees and disbursements of underwriters (excluding underwriting discounts or commissions) and (v) the fees, charges and disbursements of counsel to the Company and of its independent public accountants and any other accounting fees, charges and expenses incurred by the Company (including, without limitation, any expenses arising from any "comfort" letters or any special audits incident to or required by any registration or qualification) and any legal fees, charges and expenses incurred by the Company and any other fees and expenses of other persons retained by the Company. The Holders shall be responsible for the fees and expenses of their counsel, if any. All of the expenses described in the preceding sentence of this Section 3.2 are referred to herein as "Registration Expenses." The Holders of Registrable Securities sold pursuant to a Registration Statement shall bear the expense of any broker's commission or underwriter's discount or commission relating to registration and sale of such Holders' Registrable Securities and, subject to clause (v) above, shall bear the fees and expenses of their own counsel.

To the extent that any Registration Expenses are incurred, assumed or paid by any underwriter, the Company shall reimburse such person for the full amount of the Registration Expenses so incurred, assumed or paid promptly after receipt of a written request therefor, which shall specify in reasonable detail the nature and amount of the Registration Expenses.

The Company will, in any event, pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit, rating agency fees, the fees and expenses incurred in connection with the listing of the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed and the fees and expenses of any person, including special experts, retained by the Company.

3.3 Hold Back. The Company agrees not to effect any sale or distribution of its Common Stock or any security of the Company convertible, exchangeable or exercisable into Common Stock of the Company within such period (which shall not in any event start more than 20 days prior to or end more than 120 days after the effective date of the applicable registration statement) as may be reasonably requested by the lead or managing underwriters, except for (i) the granting of options under existing option plans, (ii) the exercise of options under existing option plans, (iii) issuances under existing convertible securities, or (iv) in connection with any acquisitions or barter transactions. The Company shall use its best efforts to cause entities who are "reporting persons" within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, of the Company not to sell, transfer or otherwise dispose of the Company's Common Stock prior to thirty (30) days following the effective date of the registration statement.

3.4 Miscellaneous. The Company represents and warrants that it will:

(a) if reasonably requested by a Holder of Registrable Securities or the managing underwriter, it any, immediately incorporate in a prospectus supplement or post-effective amendment such information as such Holder and the managing underwriter, if any, agree should be included therein relating to the sale of the Registrable Securities, including, without limitation, information with respect to the number of Registrable Securities being sold to such underwriters, the purchase price being paid therefor by such underwriters and any other terms of the underwritten (or best efforts underwritten) offering the Registrable Securities to be sold in such offering, including the plan of distribution therefor; and make all required filings of such prospectus supplement or post-effective amendment as soon as notified of the matters to be incorporated in such prospectus supplement or post-effective amendment;

(b) use its reasonable best efforts to cause the Registrable Securities covered by the applicable registration statement to be registered with or approved by such other governmental agencies or authorities of or within the United States of America as may be necessary to enable each Holder of Registrable Securities, or the managing underwriters, if any, to consummate the disposition of such Registrable Securities;

(c) enter into and perform customary agreements (including an underwriting agreement in customary form, scope and substance as is customary in underwritten offerings) and take such other actions as are prudent and reasonably required in order to expedite or facilitate the disposition of such Registrable Securities, including causing its officers to participate in "road shows" and other informational meetings organized by the underwriter and in such connection, whether or not an underwriting agreement is entered into and whether or not the registration is an underwritten registration: (A) make such representations and warranties to each holder of Registrable Securities, and the underwriters, if any, in form, substance and scope as are customarily made by issuers to underwriters in underwritten offerings; (B) if an underwriting agreement is entered into, the same shall set forth in full customary indemnification and contribution provisions and procedures no less favorable to the Holders than those set forth in Section 3.5 hereof; and (C) the Company shall deliver such documents and certificates as may be reasonably requested by each Holder of Registrable Securities, and the managing underwriters, if any, to evidence the continued validity of the representations and warranties made pursuant hereto and to evidence compliance with any conditions contained in the underwriting agreement or other agreement entered into by the Company;

(d) make available at reasonable times for inspection by any Holder of Registrable Securities, any managing underwriter participating in any disposition of such Registrable Securities pursuant to a Registration Statement, and any attorney, accountant or other agent retained by any such holder or any managing underwriter (each, an "Inspector" and collectively, the "Inspectors"), all financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries (collectively, the "Records") as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company's and its subsidiaries' officers, directors and employees, and the independent public accountants of the Company, to supply all information reasonably requested by any such Inspector and with opportunities to discuss the business of the Company and its subsidiaries with such officers, directors, employees and accountants in connection with such registration statement (records that the Company determines, in good faith, to be confidential and which it notifies the Inspectors in writing are confidential shall not be disclosed by the Inspectors (and the Inspectors shall confirm their agreement in writing in advance to the Company if the Company shall so request) unless (x) the disclosure of such Records is necessary, in the Company's judgement, to avoid or correct a misstatement or omission in the registration statement, (y) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction after exhaustion of all appeals therefrom or (z) the information in such Records was known to the Inspectors on a non-confidential basis prior to its disclosure by the Company or has been made generally available to the public);

(e) comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable but no later than fifteen (15) months after the effective date of the Registration Statement, an earnings statement covering a period of twelve (12) months beginning after the effective date of the Registration Statement, in a manner which satisfies the provisions of Section 2(a) of the Securities Act and Rule 158 thereunder;

(f) cause all such Registrable Securities covered by the registration statement to be listed on each securities exchange on which the Registrable Securities primarily trade prior to the effective date of the Registration Statement; and

(g) take all other steps reasonably necessary to effect the registration of the Registrable Securities contemplated hereby.

The Holders shall cooperate with the Company in providing, in writing, the information necessary to effect the registration of their Registrable Securities.

3.5 Indemnification. Upon the inclusion of any Registrable Securities in a registration statement filed pursuant to Section 3 above:

(a) By the Company To the extent permitted by law, the Company will indemnify and hold harmless the Holder, the partners, officers and directors of such Holder, any underwriter (as determined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"):

(A) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, to the extent such statement was not incorporated in such registration statement at the request of the indemnified party;

(B) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or

(C) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any federal or state securities law in connection with the offering covered by such registration statement;

and the Company will reimburse each such Holder, partner, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 3.5(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder.

(b) By Holder To the extent permitted by law, the Holder, if selling Registrable Securities pursuant to such registration statement, will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder's partners, directors or officers or any person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities joint or several to which the Company or any such director, officer, controlling person, underwriter or other such Holder, partner or director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and such Holder will reimburse any legal or other expenses reasonably incurred, as incurred, by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however that the indemnity agreement contained in this Section 3.5(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided, further, that the total amounts payable in indemnity by a Holder under this Section 3.5(b) in respect of any Violation shall not exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises.

(c) Each party indemnified under paragraph (a) or (b) above shall, promptly after receipt of notice of a claim or action against such indemnified party in respect of which indemnity may be sought hereunder, notify the indemnifying party in writing of the claim or action; provided that the failure to notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have to an indemnified party on account of the indemnity agreement contained in paragraph (a) or (b) above except to the extent that the indemnifying party was actually prejudiced by such failure, and in no event shall such failure relieve the indemnifying party from any other liability that it may have to such indemnified party. If any such claim or action shall be brought against an indemnified party, and it shall have notified the indemnifying party thereof, unless based on the written advice of counsel to such indemnified party that a conflict of interest between such indemnified party and indemnifying parties may exist in respect of such claim, the indemnifying party shall be entitled to participate in or to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this Section 3.5 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof. Any indemnifying party against whom indemnity may be sought under this Section 3.5 shall not be liable to indemnify an indemnified party if such indemnified party settles such claim or action without the consent of the indemnifying party. The indemnifying party may not agree to any settlement of any such claim or action, other than solely for monetary damages for which the indemnifying party shall be responsible hereunder and in connection with which the indemnified party receives a complete and unconditional release without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld. In any action hereunder as to which the indemnifying party has assumed the defense thereof, the indemnified party shall continue to be entitled to participate in the defense thereof, with counsel of its own choice, but the indemnifying party shall not be obligated hereunder to reimburse the indemnified party for the costs thereof.

(d) If the indemnification provided for in this Section 3.5 shall for any reason be unavailable to an indemnified party in respect of any loss, liability, cost, claim or damage referred to therein, then each indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, cost, claim or damage in such proportion as is appropriate to reflect the relative faults of the indemnifying party or parties on the one hand and of the indemnified party or parties on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and the Holders on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or a Holder and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by an indemnified party as a result of the loss, cost, claim, damage or liability, or action in respect thereof, referred to above in this paragraph (d) shall be deemed to include, for purposes of this paragraph (d), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. The Company and the Holders agree that it would not be just and equitable if contribution pursuant to this Section 3.5 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this paragraph. Notwithstanding any other provision of this Section 3.5, no Holder shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities of such Holder were offered to the public exceeds the amount of any damages which such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

4. Business Information. The Company shall deliver to you:

4.1 Quarterly Statements: within 45 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

(a) a consolidated balance sheet of the Company and its subsidiaries as at the end of such quarter, and

(b) consolidated statements of income, changes in shareholders, equity and cash flows of the Company and its subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a senior financial officer as fairly presenting, in all material respects, the financial position of the Company and its subsidiaries being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Company's quarterly report on Form 10-Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Subsection; and

4.2 Annual Statements: within 120 days after the end of each fiscal year of the Company, duplicate copies of,

(a) a consolidated balance sheet of the Company and its subsidiaries, as at the end of such year, and

(b) consolidated statements of income, changes in shareholders, equity and cash flows of the Company and its subsidiaries, for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, and provided that the delivery within the time period specified above of the Company's Annual Report on Form 10-K for such fiscal year prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission, shall be deemed to satisfy the requirements of this Subsection.

5. Escrow

5.1 Deposit and Release of Purchase Price.

(a) Receipt of Total Purchase Price. On the terms and subject to the conditions of this Agreement, Akin, Gump, Strauss, Hauer & Feld, L.L.P. (the "Escrow Agent") agrees to receive, deposit and hold the funds representing payment for the Purchase Amount ("Payment") in a non interest-bearing account (the "Escrow Account") upon delivery thereof by the Purchaser to the Escrow Agent (upon delivery, such funds are referred to as the "Escrowed Funds"). Each Purchaser shall remit the Payment in the form of checks or wire transfers to the Escrow Agent, which checks and wire transfers shall be accompanied by information identifying the Purchaser and the Purchaser's social security or tax identification number and address. Wire transfers of the Payment to the Escrow Account shall be made in federal funds transferred as follows:

Transfer to:	The Chase Manhattan Private Bank
1211 Avenue of the Americas, 37th Floor
New York, NY 10036

Account Name:	Akin, Gump, Strauss, Hauer & Feld, L.L.P.
Account Number:	967-087457
ABA Number:	021000021
Ref:	Chyron Corporation

(b) Release of Escrow Funds. No later than the fifth (5th) business day following the Closing Date, unless otherwise directed in writing by the Company, the Escrow Agent shall (i) terminate the escrow and (ii) transfer the Escrowed Funds by wire to an account designated by the Company. In the event the Closing has not occurred on or before January 15, 2002 unless otherwise directed in writing by the Company, the Escrow Agent shall promptly (i) terminate the escrow and (ii) distribute the Escrowed Funds by check directly to the Purchasers in accordance with the amounts deposited into escrow by such Purchasers.

5.2 Duties and Responsibilities of Escrow Agent.

(a) Acceptance. The Escrow Agent hereby accepts its appointment and agrees to act as escrow agent solely in accordance with and subject to the terms and conditions of this Agreement.

(b) Limited Duties. Each of the Company and the Purchasers acknowledges and agrees that the Escrow Agent: (i) shall not be responsible for or bound by, and shall not be required to inquire into whether any party to this Agreement or other person is entitled to receive the Escrowed Funds or any portion thereof pursuant to this Agreement, but shall be obligated only for the performance of such duties as are specifically set forth in this Agreement; (ii) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction, instrument, statement, request or document furnished to it hereunder and believed by it in good faith to be genuine and to have been signed or presented by the proper person, and shall have no responsibility for determining the accuracy thereof; and (iii) may consult counsel satisfactory to it, and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion of such counsel. The Escrow Agent shall not be required to inquire into the propriety of the Escrowed Funds deposited hereunder nor shall the Escrow Agent be required to investigate any other matter or arrangement by and among any of the parties to this Agreement or any other person.

(c) Indemnity. The Company and the Purchasers, jointly and severally, hereby agree to indemnify and hold harmless the Escrow Agent and any of its employees or agents against and in respect of any and all claims, suits, actions, proceedings (formal and informal), investigations, judgments, deficiencies, damages, settlements, liabilities, and legal and other expenses (including reasonable legal fees and expenses of attorneys chosen by Escrow Agent) as and when incurred arising out of or based upon any act, omission, alleged act, or alleged omission by the Escrow Agent, or its agents, or any other cause, in any case in connection with the acceptance of, or the performance or non-performance by Escrow Agent, or its agents, of any of the Escrow Agent's duties under this Agreement. The Escrow Agent shall not be liable for any mistake of fact or of law or any error of judgment, or for any act or any omission or act of negligence, other than bad faith, gross negligence or willful misconduct (including fraud), and each of the Company and the Purchasers waives any such claim against Escrow Agent. The Escrow Agent's duty is only to the Company and to no other person whomsoever.

(d) Expenses. The Company agrees to reimburse the Escrow Agent for its reasonable out-of-pocket expenses (including reasonable counsel fees) incurred in connection with the performance of its duties and responsibilities under this Agreement.

(e) Resignation. If the Escrow Agent shall be unable to act or shall resign as Escrow Agent hereunder, the successor escrow agent shall be a proper entity chosen by Escrow Agent in its sole discretion (the "Successor"). Escrow Agent may at any time give written notice of its resignation (the "Resignation Notice") to the other parties hereto. Such resignation shall take effect when the Successor accepts in writing its appointment as Successor and receives from Escrow Agent, the Escrowed Funds. If no Successor has been appointed and has accepted the Escrowed Funds within five (5) days after the Resignation Notice is sent, the Company and the Purchasers may petition any court of competent jurisdiction for the appointment of a Successor. Such court may thereupon appoint a Successor after Escrow Agent deposits the Escrowed Funds into such court and after such notice, if any, to the other parties hereto as the court may deem proper and prescribe.

(f) No Interest. The Escrow Agent does not have and will not have any interest in the Escrowed Funds, but is serving only as stakeholder, having only possession thereof.

(g) Exclusive Duties. This Agreement sets forth exclusively the duties of the Escrow Agent with respect to any and all matters pertinent thereto and no implied duties or obligations shall be read into this Agreement.

(h) Counsel. The Parties acknowledge that the Escrow Agent is acting as counsel to the Company in connection with the transactions contemplated by this Agreement, and agree that neither this Agreement nor the Escrow Agent's duties or actions as escrow agent hereunder shall prohibit the Escrow Agent from acting or continuing to act as legal counsel for the Company in connection with the transactions contemplated by this Agreement and/or in connection with any dispute which may arise out of this Agreement.

5.3 Dispute Resolution. It is understood and agreed that if any dispute shall arise with respect to the delivery, ownership, right of possession or disposition of the Escrowed Funds, or any portion thereof, or if the Escrow Agent shall in good faith be uncertain as to its duties or rights hereunder, the Escrow Agent shall be authorized, without liability to anyone, to (i) refrain from taking any action other than to continue to hold the Escrowed Funds pending receipt of written instruction signed by the Company, or (ii) deposit the Escrowed Funds with any court of competent jurisdiction located in the State of New York or any Federal Court located in the State of New York, in which event the Escrow Agent shall give written notice thereof to each of the Parties and thereupon the Escrow Agent shall be relieved and discharged from all further obligations pursuant to this Agreement. The Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceedings which relate to the Escrowed Funds. The Escrow Agent shall have the right to retain counsel if it becomes involved in any disagreement, dispute or litigation on account of this Agreement or otherwise determines that it is necessary to consult counsel.

5.4 Judgments. The Escrow Agent is hereby expressly authorized to comply with and obey any order, judgment or decree of a court of competent jurisdiction. In case the Escrow Agent obeys or complies with any such order, judgment or decree, the Escrow Agent shall not be liable to any of the Company or the Purchasers or to any other person, firm, corporation or entity by reason of such compliance, notwithstanding that any such order, judgment or decree may be subsequently reversed, modified, annulled, set aside, vacated or found to have been entered into without jurisdiction.

5.5 Termination of Escrow. The escrow shall terminate and the Escrow Agent shall have no further duties hereunder upon the earlier to occur of (a) the termination of this Agreement or (b) the distribution of all of the Escrowed Funds pursuant to the terms and conditions hereof.

6. Miscellaneous

6.1 Modification. Neither this Agreement nor any provisions hereof shall be modified, discharged or terminated except by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

6.2 Notices. All notices, authorizations, demands or requests required or permitted to be delivered to any party in connection with this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered, if sent by facsimile transmission (with receipt confirmed by automatic transmission report), if sent by overnight delivery by a nationally-recognized overnight courier with charges prepaid, if sent by registered or certified mail, return receipt requested and postage prepaid (or by the most nearly comparable method if mailed from or to a location outside the United States), and addressed as follows:

If to the Company, to:

Chyron Corporation
5 Hub Drive
Melville, New York 11747
Attn: Chief Executive Officer
Fax: (631) 845-5210

With copy (which copy shall not constitute notice) to:

Akin, Gump, Strauss, Hauer & Feld, L.L.P.
590 Madison Avenue
New York, New York 10022
Attn: Robert S. Matlin, Esq.
Fax: 212-872-2001

If to the Purchaser, to the address shown below;

or to such other address as the party to whom the notice is to be given may have furnished to the other party hereto in writing in accordance with the provisions of this Section 6.2. Any such notice or communication shall be deemed to have been received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of facsimile transmission (with receipt confirmed by automatic transmission report), on the date of such transmission (provided, however, that if the receipt of the facsimile transmission occurs after 5 p.m. recipient's time, the notice shall be effective the next succeeding business day), (iii) in the case of overnight delivery by a nationally-recognized overnight courier, on the next business day after the date when delivered to such courier, and (iv) in the case of mailing (or by the most nearly comparable method if mailed from or to a location outside the United States), on the third business day following that on which the piece of mail containing such communication is posted; provided, however, that three (3) additional business days shall be added to the time any notice or communication sent from or to a location outside the United States shall be deemed to have been received in (iii) or (iv) above.

If to the Escrow Agent, to:

Akin, Gump, Strauss, Hauer & Feld, L.L.P.
590 Madison Avenue
New York, New York 10022
Attn: Robert S. Matlin, Esq.
Fax: 212-872-2001

6.3 Counterparts. This Agreement may be executed through the use of separate signature pages or in any number of counterparts (and by facsimile signature), and each of such counterparts shall, for all purposes, constitute one agreement binding on all parties, notwithstanding that all parties are not signatories to the same counterpart.

6.4 Binding Effect. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their heirs, executors, administrators, successors, legal representatives and assigns. If the Purchaser is more than one person, the obligation of the Purchasers shall be joint and several and the agreements, representations, warranties and acknowledgments herein contained shall be deemed to be made by and be binding upon each such person and his heirs, executors, administrators and successors.

6.5 Entire Agreement. This Agreement and the documents referenced herein contain the entire agreement of the parties and there are no representations, covenants or other agreements except as stated or referred to herein and therein.

6.6 Assignability. Except as otherwise provided in Section 5.2(e), this Agreement is not transferable or assignable by the undersigned.

6.7 Applicable Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof.

6.8 Severability. If any provision of this Agreement shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstances or to any other party, or the validity or enforceability of this Agreement.

6.9 Pronouns. The use herein of the masculine pronouns "he", "him" or "his" or similar terms shall be deemed to include the feminine and neuter genders as well and the use herein of the singular pronoun shall be deemed to include the plural as well.

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Signatures

Executed this ____ of __________________, 2001, at _____________________________________.

Please print above the exact name(s) in which the Senior Notes are to be held

The undersigned hereby represents the undersigned has read this entire Subscription and Registration Rights Agreement as well as the Term Sheet.

Individual

Address to Which Correspondence Should be Directed

Signature (Individual	Name

Street Address

Signature (All record holders should sign)	City and State

Post Code (Zip Code) Country
Name(s) Typed or Printed

U.S. Tax Identification or Social Security Number (if applicable)

Telephone Number

Corporation, Partnership, Trust or Other Entity
Address to Which Correspondence Should be Directed

Name of Entity

Type of Entity (i.e. corporation, partnership, etc.)	Street Address

State of Formation of Entity	City and State

Post Code (Zip Code) and Country
By:
*Signature	Tax Identification or Social Security Number

Its:
Title	Telephone Number

Name Typed or Printed

*If Senior Notes are being subscribed for by an entity, the Certificate of Signatory must also be completed.
CERTIFICATE OF SIGNATORY
To be completed if Senior Notes are being subscribed for by an entity.

I, ________________________________, am the ________________________________ of _______________________________ (the "Entity").

I certify that I am empowered and duly authorized by the Entity to execute and carry out the terms of the Subscription and Registration Rights Agreement and to purchase and hold the Senior Notes, and certify that the Subscription and Registration Rights Agreement have been duly and validly executed on behalf of the Entity and constitute legal and binding obligations of the Entity

In witness whereof, I have hereto set my hand this __ day of _______, 2001.

________________________________

Signature

Acceptance

This Subscription and Registration Rights Agreement is accepted as of ___________, 2001.

Chyron Corporation
A New York corporation
By:
Roger Henderson
Chief Executive Officer

ESCROW AGENT

WITH RESPECT TO ARTICLE 5 ONLY,
Akin, Gump, Strauss, Hauer & Feld, L.L.P.
By:
Name: